Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of December 12, 2007, is made and entered into by and between Iomega Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Co., as rights agent (the “Rights Agent”). Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent previously entered into that certain Rights Agreement, dated as of July 29, 1999 (the “Rights Agreement”);

WHEREAS, the Company proposes to enter into a Share Purchase Agreement (as it may be amended from time to time, the “Purchase Agreement”), with Great Wall Technology Company Limited, a PRC company (“GWT”), ExcelStor Group Limited, a Cayman Islands company (“ExcelStor Group”), ExcelStor Holdings Limited, a British Virgin Islands company (“ExcelStor Holdings” and together with GWT and ExcelStor Group, “Selling Shareholders” and each individually, a “Selling Shareholder”), ExcelStor Great Wall Technology Limited, a Cayman Islands company (“ESGWT”), Shenzhen ExcelStor Technology Limited, a PRC company (“SETL” and together with ESGWT, the “Top Level Operating Companies” and each individually, a “Top Level Operating Company”), providing for the sale (the “Sale”) of 100% of the issued and outstanding shares of the Top Level Operating Companies by the Selling Shareholders to the Company in exchange for that number shares of the Company’s common stock, par value $0.03-1/3 per share, as is equal to approximately 60% of the issued and outstanding capital stock of the Company immediately following the consummation of the Sale (utilizing the treasury stock method for the purpose of calculating stock options);

WHEREAS, the Board of Directors of the Company has determined that, in connection with the execution of the Purchase Agreement, it is necessary and desirable to amend the Rights Agreement to exempt, among other things, the Purchase Agreement, the execution thereof and the transactions contemplated thereby, including, without limitation, the Sale, from the application of the Rights Agreement, in each case as set forth in this Amendment;

WHEREAS, (i) Section 27 of the Rights Agreement provides that the Company may, in its sole and absolute discretion, supplement or amend any provision of the Rights Agreement; (ii) pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment prior to the execution of the Purchase Agreement; and (iii) pursuant to Section 27 of the Rights Agreement, an appropriate officer of the Company has delivered a certificate to the Rights Agent stating that this Amendment complies with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendments to Rights Agreement.

(a)	The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by inserting the following as a new paragraph at the end of such definition:

“Notwithstanding anything in this Section 1(a) to the contrary: (A) none of Great Wall Technology Company Limited, a PRC company (“GWT”), ExcelStor Group Limited, a Cayman Islands company (“ExcelStor Group”), or ExcelStor Holdings Limited, a British Virgin Islands company (“ExcelStor Holdings” and, together with GWT and ExcelStor Group, the “Selling Shareholders”), or any of their respective Affiliates or Associates, either individually, collectively or in any combinations, shall be deemed to be or become an “Acquiring Person” solely by virtue of, or as a result of (i) the execution, delivery or performance of the Share Purchase Agreement, dated as of December 12, 2007, by and among the Company, the Selling Shareholders, ExcelStor Great Wall Technology Limited, a Cayman Islands company, and Shenzhen ExcelStor Technology Limited, a PRC company (the “Purchase Agreement”), or the consummation of the Transactions (as defined in the Purchase Agreement), (ii) the execution, delivery or performance of the Investor Rights Agreement (as defined in the Purchase Agreement), (iii) any sale, transfer or distribution of any shares of Common Stock, directly or indirectly, by any Selling Shareholder to one or more of the Selling Shareholders’ Affiliates or Associates, or (iv) any acquisition of shares of Common Stock, directly or indirectly, from the Company (other than as a result of the Purchase Agreement and the consummation of the Transactions (as defined in the Purchase Agreement)) (the foregoing actions being referred to as the “Selling Shareholder Permitted Events”); and (B) no Person who receives any shares of Common Stock, directly or indirectly, from any of the Selling Shareholders or the Selling Shareholders’ Affiliates or Associates (whether by sale, transfer, distribution or otherwise), either individually, collectively or in any combinations, shall be deemed to be or become an “Acquiring Person” solely by virtue of, or as a result of such Person’s receipt of such shares of Common Stock, provided that, in connection with such Person’s receipt of such shares of Common Stock, such Person executes and delivers to the Company an Instrument of Adherence in the form attached as Exhibit A to the Investor Rights Agreement acknowledging and agreeing that such Person shall be deemed to be a “Stockholder” for all purposes of the Investor Rights Agreement and shall perform all obligations, and be entitled to all rights, of a “Stockholder” in accordance with the terms of the Investor Rights Agreement (the foregoing action being referred to as the “Transferee Permitted Events” and, collectively with the Selling Shareholder Permitted Events, the “Permitted Event”).”

(b)	The definition of “Stock Acquisition Date” in Section 1(bb) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event, the public announcement thereof or the actual knowledge of an executive officer of the Company that a Permitted Event has occurred.”

(c)	Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by virtue of, or as the result of, any Permitted Event.”

2. Officer’s Certificate. By executing this Amendment below, the undersigned duly appointed officer of the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement.

3. Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

6. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Purchase Agreement even though reference thereto may be made in this Amendment and the Rights Agreement.

7. Termination. Notwithstanding anything to the contrary set forth herein, this Amendment shall terminate and be of no further force or effect in the event of the termination of the Purchase Agreement for any reason.

8. Governing Law. This Amendment shall be deemed a contract made under the laws of the State of Delaware, and for all purposes of this Amendment shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

9. Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile), each of which shall be an original and all of which shall constitute one and the same document.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

Attest:		IOMEGA CORPORATION

By:	/s/ Ron S. Zollman	By:	/s/ Jonathan S. Huberman
Name:	Ron S. Zollman	Name:	Jonathan S. Huberman
Title:	General Counsel and Secretary	Title:	Chief Executive Officer

Attest:		AMERICAN STOCK TRANSFER & TRUST CO., as Rights Agent

By:	/s/ Carlos Pinto	By:	/s/ Herbert J. Lemmer
Name:	Carlos Pinto	Name:	Herbert J. Lemmer
Title:	Vice President	Title:	Vice President